Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Second Quarter Financial Results

Saint Paul, Minn., August 4, 2011 ― Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today the results for its first six months of its fiscal year and second quarter ended June 30, 2011.

Revenue for the first six months of 2011 was $14.2 million compared to $12.0 million for the same period of 2010, while revenue for the second quarter of 2011 was $8.1 million compared to $6.6 million for the same period a year ago. Revenue from royalties was $5.7 million in the first six months of 2011 compared to $5.8 million in 2010 and $3.0 million in the second quarter of 2011 compared to $3.2 million in the same period of 2010. Product sales were $8.5 million for the first six months of 2011 compared to $6.2 million in 2010 and were $5.1 million in the second quarter of 2011 compared to $3.4 million in the same period in 2010. World-wide, RTMS and CitySync product sales in the first six months of 2011 were $4.1 million and $3.4 million, respectively and for the second quarter of 2011 were $3.1 million and $1.3 million, respectively.

Net loss for the first six months of 2011 was $(598,000) or $(0.12) per share compared to net income of $769,000 or $0.17 per diluted share for the same period in 2010. Net income for our 2011 second quarter was $210,000 or $0.04 per diluted share compared to $367,000 or $0.08 per diluted share for the same period in 2010. On a non-GAAP basis, excluding intangible asset amortization net of tax, net loss for the first six months of 2011 was $(52,000) or $(0.01) per diluted share and net income for the second quarter was $484,000 or $0.10 per diluted share.

Ken Aubrey, CEO, said, “While our second quarter results improved from a difficult first quarter, they still were below our expectations. We haven’t climbed as quickly as we anticipated to what we believe should be normal levels of revenue. As in the first quarter, we saw revenue lumpiness continue- RTMS on the upside and CitySync on the downside. Royalties also ran below our expectations. Our overall product gross margins improved but remain slightly lower than our targets. As stated previously, we expect margin improvement as increased revenues offset fixed costs and our integration and process improvements gain traction.

“Our Hybrid product development continues toward our targeted Q1 2012 launch,” continued Mr. Aubrey.

Non-GAAP Information

We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from the 2007 EIS asset acquisition and the 2010 CitySync acquisition and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing

Image Sensing Systems, Inc. is a provider of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets including security, police and parking. We have sold more than 120,000 units of our industry leading Autoscope® machine-vision, RTMS® radar and CitySync automatic number plate recognition (ANPR) products in over 60 countries worldwide. The depth of our experience coupled with the breadth of our product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including ANPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 filed in March 2011.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Period Ended June 30,		Six-Month Period Ended June 30,
	2011	2010	2011	2010
Revenue
Royalties	$3,017	$3,187	$5,715	$5,778
Product sales	5,085	3,397	8,532	6,209
	8,102	6,584	14,247	11,987
Cost of revenue	2,159	1,510	3,823	2,442
Gross profit	5,943	5,074	10,424	9,545

Operating expenses
Selling, marketing and product support	2,638	2,146	5,258	4,002
General and administrative	1,534	938	3,006	1,976
Research and development	999	834	2,028	1,611
Acquisition related expenses	—	527	—	527
Amortization of intangible assets	414	216	826	408
	5,585	4,661	11,118	8,524
Income (loss) from operations	358	413	(694)	1,021
Other income (expense), net	2	(36)	6	(72)
Income (loss) before income taxes	360	377	(688)	949
Income tax expense (benefit)	150	10	(90)	180
Net income (loss)	$210	$367	$(598)	$769

Basic net income (loss) per share	$0.04	$0.08	$(0.12)	$0.18
Diluted net income (loss) per share	$0.04	$0.08	$(0.12)	$0.17

Weighted shares – basic	4,828	4,676	4,826	4,333
Weighted shares – diluted	4,916	4,751	4,826	4,420

Reconciliation of GAAP to non-GAAP basis
Non-GAAP operating expenses (1,2)	$5,171	$3,918	$10,292	$7,589
Non-GAAP income (loss) from operations	772	1,156	132	1,956
Other income (expense), net	2	(36)	6	(72)
Non-GAAP income before income taxes	774	1,120	138	1,884
Non-GAAP income taxes (3)	290	75	190	310
Non-GAAP net income (loss)	$484	$1,045	$(52)	$1,574

Non-GAAP basic net income (loss) per share	$0.10	$0.22	$(0.01)	$0.36
Non-GAAP diluted net income (loss) per share	$0.10	$0.22	$(0.01)	$0.36

Notes to non-GAAP adjustments
(1) Amortization of intangible asset for period as shown above is removed
(2) Acquisition related expenses for period as shown above is removed
(3) Income tax expense is increased by impact of (1) at ISS’ marginal tax rate of 34%

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	June 30, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$5,034	$8,021
Investments	3,180	3,954
Receivables, net	9,945	10,137
Inventories	5,279	4,649
Prepaid expenses and deferred taxes	2,468	2,247
	25,906	29,008
Property and equipment, net	1,295	1,122
Goodwill and intangible assets, net	23,826	24,226
	$51,027	$54,356
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$3,563	$4,925
Earn-outs payable	618	2,928
Income taxes payable	98	17
	4,279	7,870
Income taxes payable and deferred taxes	473	465
Shareholders’ equity	46,275	46,021
	$51,027	$54,356

Image Sensing Systems, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Six-Month Period Ended June 30,
	2011	2010
Operating activities
Net income (loss)	$(598)	$769
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations
Depreciation and amortization	1,078	653
Stock option expense	202	164
Changes in operating assets and liabilities	(2,291)	(856)
Net cash provided by (used in) operating activities	(1,609)	730

Investing activities
Cash paid to sellers of CitySync equity	—	(7,871)
Purchases of property and equipment, net of disposals	(441)	(209)
Repayment of CitySync seller loans	—	(445)
Payments of earn-outs	(2,361)	(1,541)
Sales of investments	774	514
Net cash used in investing activities	(2,028)	(9,552)

Financing activities
Repayment of bank debt	—	(200)
Net proceeds from common stock offering	—	8,818
Proceeds from exercise of stock options	51	80
Net cash provided by (used in) financing activities	51	8,698

Effect of exchange rate changes on cash	599	(299)

Decrease in cash and cash equivalents	(2,987)	(423)
Cash and cash equivalents, beginning of period	8,021	14,084
Cash and cash equivalents, end of period	$5,034	$13,661

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